SUBSIDIARY LIST - EXHIBIT 21.1

The  following  is a list  of  subsidiaries  of  Bloggerwave Inc.  (a Nevada Corporation)  which are included in the proforma financial  statements on a  consolidated basis.

Name of Subsidiary	State or Country of Incorporation or Organization	Percentage Ownership
Bloggerwave ApS	Denmark	100%